Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-74442, 333-63190, 333-38578, 333-34412, 333-31983, 333-37678, 333-03719, 333-71457, 333-52973) and the Registration Statements on Form S-8 (Nos. 333-107831, 333-59780, 333-53051) of SEDONA Corporation and its subsidiary of our report dated April 15, 2009, with respect to the consolidated balance sheets of SEDONA Corporation and its subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, which appears in the December 31, 2008 Annual Report on Form 10-K of SEDONA Corporation and its subsidiary.
/s/ ASHER & COMPANY, Ltd.
Philadelphia, Pennsylvania
April 15, 2009